Exhibit 10.11

The Priceline Group Inc.

Annual Bonus Plan
(As Amended and Restated Effective February 5, 2015)

Section 1 - Establishment Of the Plan		1
1.01	Purpose	1
1.02	Effective Date	1
Section 2 - Definitions		1
2.01	Bonus	1
2.02	Bonus Classification	1
2.03	Bonus Formula	1
2.04	Board	1
2.05	CEO	1
2.06	Committee	2
2.07	Corporation	2
2.08	Eligible Employee	2
2.09	Entitled Employee	2
2.10	Executive Officer	2
2.11	Performance Measure	2
2.12	Performance Period	2
2.13	Plan	2
Section 3 - Participation		3
3.01	Participation Requirements	3
Section 4 - Bonus		3
4.01	Eligibility	3
4.02	Determination of Bonuses	3
4.03	Limitation of Bonuses and General Discretion	3
4.04	Bonus Payments	4
Section 5 - Administration of the Plan		4
5.01	Administration	4
5.02	Right to Receive Payment	4
Section 6 - Provisions		5
6.01	Amendment or Termination	5
6.02	Effect of Amendment or Termination	5
6.03	No Enlargement of Contractual Rights	5
6.04	Interpretation	5
6.05	Withholding of Taxes	5
6.06	Binding on Successors	5
6.07	Currency	5

Section 1 - Establishment Of the Plan

1.01	Purpose
This Plan is established for the purpose of rewarding employees on an annual basis for their efforts and contributions in the attainment of certain performance measures that contribute materially to the success of the business interests of The Priceline Group Inc.

1.02	Effective Date
Subject to Section 6.02 (Amendment or Termination), this Plan shall be effective on and after January 30, 2007.
SECTION 2 -     Definitions
The following terms, when capitalized, shall be defined as follows:

2.01	Bonus
“Bonus” means, as to an Eligible Employee, a cash payment determined pursuant to the Bonus Formula, as determined in Section 4.

2.02	Bonus Classification
“Bonus Classification” means, for any Performance Period, a classification of employees to which the Committee assigns a Bonus Formula.

2.03	Bonus Formula
“Bonus Formula” means, as to any Performance Period, the formula established by the Committee with respect to the CEO and the Corporation’s Executive Officers, and by the CEO or the Committee with respect to other Entitled Employees, to determine the amounts available for Bonuses and the Bonus amounts, if any, to be paid to Entitled Employees based upon such compensation as the Committee (or the CEO or the Committee, as applicable) may determine and the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Entitled Employee to Entitled Employee or from Bonus Classification to Bonus Classification.

2.04	Board
“Board” means the Board of Directors of The Priceline Group Inc.

2.05	CEO
“CEO” means the Chief Executive Officer of The Priceline Group Inc.

2.06	Committee
“Committee” means the Compensation Committee of the Board.

2.07	Corporation
“Corporation” means The Priceline Group Inc. and its direct and indirect subsidiaries.

2.08	Eligible Employee
“Eligible Employee” means an employee who has satisfied the eligibility requirements set out in Section 4.01 (Eligibility).

2.09	Entitled Employee
“Entitled Employee” means the CEO, the Corporation’s Executive Officers and any Eligible Employee who is approved by the CEO or his delegate to participate in this Plan.

2.10	Executive Officer
“Executive Officer” has the meaning given that term for purposes of Section 16 of the Securities Exchange Act of 1934.

2.11	Performance Measure
“Performance Measure” means, for any Performance Period, any performance criteria as specified and approved by the Committee. The performance criteria may be applied either individually, alternatively, or in any combination and measured on an absolute basis or relative to a pre-established target as may be specified and approved by the Committee. The performance criteria may include the following measures, among others: return on invested capital, net operating profit (before or after tax), operating profit margin, gross margin, operating profit, earnings before income taxes, earnings before interest, income taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income per share (on a United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP basis), growth in any of the foregoing measures, stock price, return on equity or average shareholders’ equity, total shareholder return, growth in shareholder value relative to a moving average of a selected index, return on capital, return on assets or net assets, return on investment, economic value added, market shares, overhead or other expense reduction, credit rating, strategic plan development and implementation, succession plan development and implementation, improvement in workforce, diversity, customer indicators, improvements in productivity, attainment of objective operating goals and employee metrics.

2.12	Performance Period
“Performance Period” means the period of time designated by the Committee during which the Performance Measures are measured for purposes of determining a Bonus.

2.13	Plan
“Plan” means this Annual Bonus Plan, as amended from time to time.

SECTION 3 -     Participation

3.01	Participation Requirements
Participation in the Plan is limited to Eligible Employees.
SECTION 4 -     Bonus

4.01	Eligibility
An employee of the Corporation who is employed for at least three months during a year shall become an Eligible Employee. The Committee may determine that employees not meeting the above criteria are Eligible Employee’s in their sole discretion.

4.02	Determination of Bonuses
Within 60 days after the end of the prior year, the Committee shall designate and approve the following:

(a)	Performance Period;

(b)	Targeted goals for selected Performance Measures during the Performance Period; and

(c)	Applicable Bonus Formula for each Bonus Classification.

4.03	Limitation of Bonuses and General Discretion

(a)	The Bonus for any Entitled Employee may exceed or be below the amount calculated in accordance with this Section 4 as determined by the Committee in their sole discretion.

(b)
An Entitled Employee who, whether voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to be an Entitled Employee at any time prior to the payment of Bonuses for any Performance Period in accordance with Section 4.04 (Bonus Payments) shall not be eligible to receive a partial or full Bonus award with respect to such Performance Period, unless otherwise determined by the Committee, the Board or, in the case of non-Executive Officers, the CEO.

(c)
An Entitled Employee who was, during a year, promoted or newly hired to a position included in a Bonus Classification established by the Committee, shall have his or her Bonus prorated in accordance with the period of time he or she held such position, unless otherwise determined by the Committee or, in the case of non-Executive Officers, the CEO.

(d)
An Entitled Employee who was, during a year, promoted from one Bonus Classification to another Bonus Classification, shall have his or her Bonus prorated in accordance with the period of time he or she was in each Bonus Classification.

(e)
Notwithstanding the Bonus Classifications established by the Committee or the CEO, the Committee or, in the case of non-Executive Officers, the CEO may designate an Eligible Employee for inclusion in one of such Bonus Classifications when, but for such designation, the Eligible Employee would not otherwise be included in such Bonus Classification.

4.04	Bonus Payments
The Committee shall, within 60 days after the end of a Performance Period, determine and approve in their sole and absolute discretion the amount of Bonuses, if any, for each Entitled Employee for any given Performance Period. The Bonuses shall be paid to Entitled Employees at the direction of the Committee, provided that such payments shall be paid no later than the 15th day of the third month after the end of the calendar year to which such Bonuses relate.
SECTION 5 -     Administration of the Plan

5.01	Administration
The Committee (or its delegates) shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses and adopt rules, regulations and to take such action as it deems necessary or desirable for the proper administration of this Plan. The Committee may, from time to time, delegate all or any part of its authority under this Plan to an officer or officers of the Corporation, and to the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such individuals; provided, however, that the Committee will not delegate its responsibilities under this Plan to any such officer with respect to Bonuses for an Eligible Employee who is an Executive Officer, director, or more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Exchange Act. The Committee (or its delegates) may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Committee, the Corporation, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be made in the Committee’s sole discretion and shall be final and binding upon the participants, the Corporation, and all other interested individuals. To the extent applicable, the Plan shall be administered with respect to individuals subject to the laws of the U.S. so as to avoid the application of penalties pursuant to Section 409A of the Internal Revenue Code.

5.02	Right to Receive Payment
This Plan does not constitute a promise to pay and nothing in this Plan shall be construed to create a trust or to establish or evidence any Entitled Employees’ claim of any right to payment of a Bonus. Each Bonus under this Plan shall be paid solely from general assets of the Corporation. This Plan is unfunded and unsecured.

SECTION 6 -     Provisions

6.01	Amendment or Termination
Subject to Section 6.02 (Effect of Amendment or Termination), this Plan may be amended in whole or in part from time to time or terminated by the Corporation. Any amendment or termination shall be binding on the Corporation, Entitled Employees, Eligible Employees and their respective beneficiaries.

6.02	Effect of Amendment or Termination
Notwithstanding Section 6.01 (Amendment or Termination), no amendment or termination of any provision of this Plan shall directly or indirectly deprive any Entitled Employee or beneficiary of all or any portion of a Bonus payable with respect to any Performance Period ending prior to the date of the amendment or termination.

6.03	No Enlargement of Contractual Rights
This Plan shall not give any Entitled Employee or Eligible Employee the right to be retained in the service of the Corporation nor shall it interfere with the right of the Corporation to terminate the employment of the Entitled Employee or Eligible Employee. Participation in this Plan shall not give any Entitled Employee or Eligible Employee any right or claim to any benefit, except to the extent provided in this Plan.

6.04	Interpretation
This Plan shall be interpreted pursuant to the laws of the State of Connecticut. Section headings are for convenience only and shall not be considered provisions of the Plan. Words in the singular shall include the plural, and vice versa, unless qualified by the context.

6.05	Withholding of Taxes
The Corporation shall withhold all applicable taxes from any amounts paid pursuant to this Plan.

6.06	Binding on Successors
This Plan shall be binding on any successor or successors of The Priceline Group Inc. whether by merger, consolidation or otherwise.

6.07	Currency
The benefits payable pursuant to this Plan shall be paid in the same currency as the Entitled Employee receives his or her regular wages or salary.